UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 20, 2006 (June 19, 2006)

Date of Report  (Date of earliest event reported)

PRAECIS PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30289	04-3200305
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

830 Winter Street, Waltham, Massachusetts 02451-1420

(Address of principal executive offices, including zip code)

(781) 795-4100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On June 19, 2006, PRAECIS PHARMACEUTICALS INCORPORATED (the “Company”) entered into a Consulting and Termination Agreement and General Release with Marc B. Garnick, M.D., the Company’s Executive Vice President and Chief Medical and Regulatory Officer (the “Agreement”). Under the Agreement, Dr. Garnick’s employment with the Company terminated effective June 19, 2006 (the “Termination Date”). Following the Termination Date, Dr. Garnick will serve as a part-time consultant to the Company through December 31, 2006, and has agreed to provide the equivalent of two days per week of consulting services to the Company in exchange for a monthly consulting fee of $16,100. In consideration of the execution by Dr. Garnick of a release in favor of the Company, the Compensation Committee of the Board of Directors approved the acceleration of vesting of the unvested portions of two of Dr. Garnick’s outstanding option grants to purchase an aggregate of 33,998 shares of common stock at a weighted average exercise price of $5.80 per share, and also provided that such options shall remain exercisable until December 31, 2006. The Company expects to record a non-cash compensation charge during the second quarter of 2006 of approximately $78,000 in connection with the modification of these option grants. The remainder of Dr. Garnick’s outstanding options will cease vesting as of the Termination Date and, to the extent vested and exercisable as of the Termination Date, shall be exercisable for a period of 90 days thereafter in accordance with the terms of those options.

The foregoing description is qualified in its entirety by reference to the copy of the Agreement attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.06.         Material Impairments.

On June 19, 2006, the Company’s Board of Directors determined to cease the Company’s previously announced process of actively seeking to dispose of the Company’s Plenaxis® assets through a license or sale transaction. Accordingly, as previously disclosed, the Company will work with the United States Food and Drug Administration to discontinue the limited distribution of the product in the United States as soon as reasonably practicable and will not pursue further the commercialization of Plenaxis® outside the United States. The Company will also promptly discontinue any remaining Plenaxis®-related activities, except as necessary to support the wind-down of product distribution in the United States. During this wind-down, the Company will continue to evaluate potential opportunities for this asset to the extent such opportunities arise.

Due to the termination of its active efforts to license or sell its Plenaxis® assets, the Company currently estimates that it will record charges of approximately $7.5 million in the second quarter of 2006. Of this amount, the Company estimates that approximately $1.9 million and $1.7 million will be incurred with respect to Plenaxis®-related equipment and Plenaxis® inventory, respectively, to write down these assets to their net realizable or salvage value. The Company had anticipated that these assets would be used in connection with the commercialization of Plenaxis® outside of the United States by a third party following a license or sale transaction. The remaining amount of approximately $3.9 million relates to commitments under certain Plenaxis®

manufacturing and supply agreements, which the Company has concluded will provide no future economic benefit to the Company.

In May 2005, the Company recorded a restructuring charge for manufacturing commitments which it had determined to be in excess of the Company’s estimated future requirement for commercialization of Plenaxis® in the United States. As described in the immediately preceding paragraph, the Company expects to record a $3.9 million charge in the second quarter of 2006 for its remaining manufacturing commitments which the Company had anticipated would be utilized in connection with the commercialization of Plenaxis® outside of the United States. The $3.9 million charge represents the net present value of approximately $5.0 million of the aggregate future cash commitments. The Company expects to expense the balance of $1.1 million over the remaining term of the applicable manufacturing and supply agreements, which period ranges from one to four years. The Company currently has an aggregate of approximately $9.3 million in outstanding cash obligations under third-party agreements which are due in varying annual amounts through 2010.

Item 7.01.         Regulation FD Disclosure.

On June 20, 2006, the Company issued a press release announcing the cessation of its efforts to dispose of its Plenaxis® assets through a license or sale transaction and its plans to actively explore financing alternatives for the Company, as well as other strategic options which may be available to achieve and enhance shareholder value. This press release is being furnished to the Securities and Exchange Commission pursuant to Item 7.01 of Form 8-K and is attached hereto as Exhibit 99.2.

Item 9.01.         Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit 99.1                                    Consulting and Termination Agreement and General Release dated June 19, 2006.

Exhibit 99.2                                    Press Release issued by PRAECIS PHARMACEUTICALS INCORPORATED on June 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2006	PRAECIS PHARMACEUTICALS INCORPORATED

	By	/s/ Edward C. English
Edward C. English
Vice President, Chief Financial Officer, Treasurer and
Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Consulting and Termination Agreement and General Release dated June 19, 2006.

99.2	Press Release issued by PRAECIS PHARMACEUTICALS INCORPORATED on June 20, 2006.